Exhibit 99.1

Hovnanian Enterprises, Inc.	News Release

Contact:	J. Larry Sorsby Executive Vice President & CFO 732-747-7800	Jeffrey T. O’Keefe Vice President of Investor Relations 732-747-7800

BONNIE STONE SELLERS APPOINTED TO THE BOARD OF DIRECTORS OF HOVNANIAN ENTERPRISES

MATAWAN, NJ, June 20, 2018 -- Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, announced today that Bonnie Stone Sellers has been appointed to its Board of Directors effective immediately. The addition of Ms. Sellers expands Hovnanian’s Board of Directors to eight members, six of whom are independent directors. Ms. Sellers, who brings considerable expertise and over 35 years of global real estate experience, will also serve on the Board of Director’s Audit Committee and Corporate Governance and Nominating Committee.

“We are pleased to welcome Bonnie to Hovnanian’s Board of Directors,” stated Ara K. Hovnanian, Chairman of the Board, President and Chief Executive Officer. “Her extensive experience in the global real estate market will provide valuable insight as we execute our plan to grow our community count, revenues and ultimately our profitability. We believe that Bonnie’s broad real estate knowledge and sharp business acumen will further enhance the oversight and counsel that we receive from our Board of Directors.”

Ms. Sellers most recently served as Chief Executive Officer of Christie’s International Real Estate. As CEO of Christie’s, Ms. Sellers was responsible for all aspects of the company’s business, including its global sales, marketing strategy, new development projects and finance groups. Her ability to recognize lucrative synergies and add key affiliates, in 18 international cities in the Americas, Europe, Asia and the Middle East, helped pave the way for the company’s growth during her tenure. Before that, Ms. Sellers was a partner and head of real estate at McKinsey & Company. During her 14 years as a partner at McKinsey, Ms. Sellers was responsible for launching and building the firm’s real estate group. Earlier in her career, Ms. Sellers practiced law in the real estate departments of two major New York City law firms, representing clients on sales and acquisitions, leases, construction agreements, joint ventures, urban renewal projects, and financings.

Ms. Sellers holds a JD from Columbia Law School, an MLA in landscape architecture from Harvard Graduate School of Design, and a BA in architecture and landscape architecture from University of Pennsylvania. She serves on the Board of Overseers for University of Pennsylvania School of Design, and the Dean's Campaign Committee at Harvard Graduate School of Design.

About Hovnanian Enterprises®

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Matawan, New Jersey and, through its subsidiaries, is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes, Brighton Homes® and Parkwood Builders. Additionally, the Company’s subsidiaries, as developers of K. Hovnanian’s® Four Seasons communities, make the Company one of the nation’s largest builders of active lifestyle communities.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2017 annual report, can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

FORWARD-LOOKING STATEMENTS

All statements in this press release that are not historical facts should be considered as “Forward-Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward-looking statements include but are not limited to statements related to the Company’s goals and expectations with respect to its financial results for future financial periods. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic, industry and business conditions and impacts of a sustained homebuilding downturn; (2) adverse weather and other environmental conditions and natural disasters; (3) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness; (4) the Company's sources of liquidity; (5) changes in credit ratings; (6) changes in market conditions and seasonality of the Company’s business; (7) the availability and cost of suitable land and improved lots; (8) shortages in, and price fluctuations of, raw materials and labor; (9) regional and local economic factors, including dependency on certain sectors of the economy, and employment levels affecting home prices and sales activity in the markets where the Company builds homes; (10) fluctuations in interest rates and the availability of mortgage financing; (11) changes in tax laws affecting the after-tax costs of owning a home; (12) operations through joint ventures with third parties; (13) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment; (14) product liability litigation, warranty claims and claims made by mortgage investors; (15) levels of competition; (16) availability and terms of financing to the Company; (17) successful identification and integration of acquisitions; (18) significant influence of the Company’s controlling stockholders; (19) availability of net operating loss carryforwards; (20) utility shortages and outages or rate fluctuations; (21) geopolitical risks, terrorist acts and other acts of war; (22) increases in cancellations of agreements of sale; (23) loss of key management personnel or failure to attract qualified personnel; (24) information technology failures and data security breaches; (25) legal claims brought against us and not resolved in our favor; and (26) certain risks, uncertainties and other factors described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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